Exhibit 99.1

Deluxe Corporation P.O. Box 64235
St. Paul, MN 55164-0235 (651)483-7111

NEWS RELEASE

For additional information: Stuart Alexander Vice President Investor Relations (651)483-7358 Douglas J. Treff Senior Vice President Chief Financial Officer (651)787-1587

January 29, 2004

DELUXE REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

•	2004 earnings guidance issued
•	Company to begin expensing stock-based compensation

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported fourth quarter diluted earnings per share (EPS) of $0.77 on net income of $39.4 million. Diluted earnings per share and net income for the fourth quarter in 2002 were $.84 and $52.3 million, respectively.

“Deluxe’s fourth quarter EPS was at the high end of our expectations despite recording additional nonrecurring net charges related to actions that will lower our future operating costs,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “We are responding to the competitive environment by initiating actions that will maximize revenue per order, improve efficiency and lower our cost structure.”

Fourth Quarter Performance
Deluxe’s fourth quarter net income was $39.4 million, compared to $52.3 million during the same quarter in 2002. EPS was $0.77 per diluted share compared to $.84 for the same period a year ago. Fourth quarter results were impacted by $13.7 million of severance and asset impairment charges, partially offset by a $4.0 million gain related to changes in retiree health care benefits. EPS was positively impacted $0.14 due to the net impact of shares outstanding compared to the fourth quarter of 2002, and $0.01 due to share repurchase activity since September 30, 2003.

Revenue was $300.5 million in the fourth quarter, compared to $306.8 million during the same quarter a year ago. The decrease in revenue was due to a 1.1 percent decline in revenue per unit and a 1.0 percent decline in unit volume.

Gross margin was 65.6 percent of revenue for the quarter compared to 66.0 percent in 2002. Lower revenue per unit and net charges of $2.4 million, primarily related to the previously-announced closing of two check printing facilities, were partially offset by productivity improvements and other cost management efforts.

-more-

Selling, general and administrative expense (SG&A) was 41.2 percent of revenue, compared to 39.5 percent in 2002. Higher advertising expense and net charges of $2.6 million were partially offset by lower employee costs and other discretionary spending.

Asset impairment charges of $4.7 million were recorded in the fourth quarter of 2003 related to manufacturing technologies and software assets.

As a result, operating income was $68.7 million in the fourth quarter, compared to $81.0 million last year. Operating margin was 22.9 percent of revenue, compared to 26.4 percent last year.

Interest expense increased to $5.0 million for the quarter, compared to $1.8 million in the same period a year ago, primarily due to higher debt levels related to share repurchase activity.

The Company’s effective tax rate for the quarter was 38.4 percent, up from 34.2 percent in the same period a year ago. The tax rate for the fourth quarter of 2002 was impacted by favorable resolution of IRS audits, partially offset by an expense to recognize the likelihood that benefits from certain deferred tax assets would not be realized.

Total Year Performance
2003 net income was $192.5 million, compared to net income of $214.3 million during 2002. Earnings per share for 2003 increased to $3.49 diluted per share, compared to $3.36 diluted per share in 2002, primarily due to the accretive effect of repurchasing shares during the past two years.

Revenue was $1,242.1 million for the year, compared to $1,284.0 million a year ago. The 3.3 percent decrease in revenue was due to a unit decline of 3.8 percent, partially offset by an increase in revenue per unit of 0.6 percent.

Gross margin was 65.7 percent of revenue for the full year compared to 66.1 percent in 2002. The decrease was due to lower unit volume and net charges of $3.8 million, primarily related to the previously-announced closing of three check printing facilities, partially offset by the increase in revenue per unit, productivity improvements, and other cost management efforts.

SG&A for 2003 was 39.6 percent of revenue, compared to 39.2 percent in 2002. However, SG&A dollars declined $10.5 million due to lower employee costs and discretionary spending in response to the challenging business and economic environments, partially offset by net charges of $4.0 million.

Total year results for 2003 included the asset impairment charges mentioned above.

As a result, operating income was $318.9 million for the year, compared to $344.9 million in 2002. Operating margin was 25.7 percent of revenue compared to 26.9 percent of revenue a year ago.

Interest expense increased to $19.2 million for the year, compared to $5.1 million in 2002 due to higher interest rates and debt levels.

-more-

The Company’s effective tax rate for the full year was 35.7 percent, down from 37.1 percent for 2002. The annual tax rate reduction was due primarily to the $7.3 million favorable impact recognized in the third quarter of 2003, related to the expiration of certain income tax periods and the resolution of some tax audits.

Deluxe to Expense Stock-Based Compensation Beginning in 2004
Deluxe will adopt the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Beginning in 2004, all future employee stock-based compensation and the unvested portion of previous stock option grants will be expensed over the option vesting period based on the fair value at the date the stock awards are granted. Had the company adopted SFAS No. 123 in 2003, operating income would have been $7.1 million lower.

Business Outlook
Deluxe indicated that it anticipates revenue for 2004 to be down slightly compared to 2003, and that operating income will be flat in 2004 versus 2003, excluding the impact of expensing stock-based compensation. The Company expects first quarter diluted EPS to be in the range of $.85 to $.88 per share, and full-year results to reach approximately $3.50 per share. This compares to EPS of $.83 and $3.49 for the first quarter and full year 2003, respectively. The 2004 EPS estimate includes the impact of adopting SFAS No. 123, but excludes the impact of additional share repurchases subsequent to December 31, 2003.

“In 2004, we will continue to face many of the business pressures we faced in 2003,” Mosner said. “We anticipate that checks will decline at an annual rate of 3-4 percent in the United States due to the increased use of electronic payments. We also expect continued pricing pressure in our financial institution channel, and soft response rates in our direct business. Still, we plan to maintain current operating profit levels through strong cost management and by driving increased revenue per check order.”

Fourth Quarter Segment Performance
Deluxe operates three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances and via direct mail and the Internet.

Financial Services’ revenue was $163.9 million for the quarter, compared to $175.9 million in 2002. Operating income for the quarter decreased to $25.3 million, from $33.7 million in 2002. The decreases were the result of heightened pricing pressure and the net charges discussed earlier.

Direct Checks’ revenue was $72.6 million for the quarter, down slightly from $74.2 million in 2002. Operating income for the quarter decreased to $21.1 million, from $27.8 million in 2002. The decreases were due to increased advertising expense and lower unit volume, partially offset by higher revenue per unit and productivity improvements.

-more-

Business Services’ revenue was $64.0 million for the quarter, up from $56.7 million in 2002. Operating income for the quarter increased to $22.3 million, from $19.5 million in 2002. Revenue and operating income were favorably impacted by new business and increased revenue per unit.

Share Repurchase Program
The Company repurchased 1.4 million shares during the fourth quarter and 12.2 million shares for the year. Through December 31, 2003, Deluxe had purchased 1.5 million shares under the 10 million share repurchase authorization approved by its board of directors in August, 2003. Shares outstanding at December 31, 2003 were 50.2 million.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-288-0340. The presentation also will be available via a simultaneous web cast at www.deluxe.com. A replay of the call will be available on Deluxe’s web site through February 5, or by calling 320-365-3844 (access code 716731).

About Deluxe
Deluxe Corporation provides personal and business checks, business forms, labels, personalized self-inking stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. The Deluxe group of businesses reaches clients and customers through a number of distribution channels: the Internet, direct mail, the telephone and a nationwide sales force. Since its beginning in 1915, Deluxe Corporation has been instrumental in shaping the U.S. payments industry. More information about Deluxe can be found at www.deluxe.com.

Forward-looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. In addition, the Company’s stock repurchase activities are subject to certain pricing restrictions, stock market forces, management discretion and various regulatory requirements. As a result, there can be no assurance as to the timing and/or amount of shares that the Company may repurchase under its stock repurchase program. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended September 30, 2003.

-more-

- 5 - Financial Highlights

DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (Unaudited)

	Fourth Quarter 2003		Fourth Quarter 2002
Revenue	$300.5		$306.8
Cost of goods sold	103.4	34.4%	104.3	34.0%

Gross Profit	197.1	65.6%	202.5	66.0%
Selling, general and administrative expense	123.7	41.2%	121.2	39.5%
Asset impairment and net disposition losses	4.7	1.5%	0.3	0.1%

Operating Income	68.7	22.9%	81.0	26.4%
Other income	0.2	—	—	—

Earnings Before Interest and Taxes	68.9	22.9%	81.0	26.4%
Interest expense	(5.0)	(1.6%)	(1.8)	(0.6%)
Interest income	0.1	—	0.3	0.1%

Income Before Income Taxes	64.0	21.3%	79.5	25.9%
Provision for income taxes	24.6	8.2%	27.2	8.9%

Net Income	$39.4	13.1%	$52.3	17.0%

Weighted Average Diluted Shares Outstanding	51,167,974		62,610,623
Net Income per Share:
Basic	$0.78		$0.85
Diluted	$0.77		$0.84
Capital Expenditures	$6.4		$14.1
Depreciation and Amortization Expense	$15.9		$14.4
EBITDA*	$84.8		$95.4
Number of Employees	5,805		6,195

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Fourth Quarter
	2003	2002
Net income	$39.4	$52.3
Provision for income taxes	24.6	27.2
Interest expense, net	4.9	1.5
Depreciation and amortization	15.9	14.4

EBITDA	$84.8	$95.4

-more-

DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Total Year 2003		Total Year 2002
Revenue	$1,242.1		$1,284.0
Cost of goods sold	425.9	34.3%	435.8	33.9%

Gross Profit	816.2	65.7%	848.2	66.1%
Selling, general and administrative expense	492.5	39.6%	503.0	39.2%
Asset impairment and net disposition losses	4.8	0.4%	0.3	—

Operating Income	318.9	25.7%	344.9	26.9%
Other (expense) income	(0.6)	(0.1%)	0.2	—

Earnings Before Interest and Taxes	318.3	25.6%	345.1	26.9%
Interest expense	(19.2)	(1.5%)	(5.1)	(0.4%)
Interest income	0.3	—	0.7	—

Income Before Income Taxes	299.4	24.1%	340.7	26.5%
Provision for income taxes	106.9	8.6%	126.4	9.8%

Net Income	$192.5	15.5%	$214.3	16.7%

Weighted Average Diluted Shares Outstanding	55,227,612		63,747,258
Net Income per Share:
Basic	$3.53		$3.41
Diluted	$3.49		$3.36
Capital Expenditures	$22.0		$40.7
Depreciation and Amortization Expense	$60.1		$58.2
EBITDA*	$378.4		$403.3
Number of Employees	5,805		6,195

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Total Year
	2003	2002
Net income	$192.5	$214.3
Provision for income taxes	106.9	126.4
Interest expense, net	18.9	4.4
Depreciation and amortization	60.1	58.2

EBITDA	$378.4	$403.3

-more-

DELUXE CORPORATION CONDENSED BALANCE SHEETS (DOLLARS IN MILLIONS)

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$3.0	$124.9
Other current assets	76.0	74.8
Property, plant & equipment – net	123.6	140.0
Intangibles – net	78.2	106.0
Goodwill	82.2	82.2
Other long-term assets	200.0	141.1

Total assets	$563.0	$669.0

Short-term debt & current portion of
long-term debt	$214.3	$1.6
Other current liabilities	173.6	213.2
Long-term debt	380.6	306.6
Deferred income taxes	42.7	54.5
Other long-term liabilities	49.9	28.8
Shareholders’ (deficit) equity	(298.1)	64.3

Total liabilities and shareholders’
(deficit) equity	$563.0	$669.0

Shares outstanding	50,173,067	61,445,894

CONDENSED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS)

	Total Year 2003	Total Year 2002
Cash provided by (used by):
Operating activities	$181.5	$257.1
Investing activities:
Purchases of capital assets	(22.0)	(40.7)
Other	(2.9)	(3.4)

Total investing activities	(24.9)	(44.1)

Financing activities:
Shares repurchased	(507.1)	(172.8)
Dividends	(80.5)	(92.9)
Shares issued under employee plans	23.9	30.8
Net change in debt	285.2	137.2

Total financing activities	(278.5)	(97.7)

Net decrease in cash	(121.9)	115.3
Cash and cash equivalents:
Beginning of period	124.9	9.6

End of period	$3.0	$124.9

Free cash flow*	$79.0	$123.5

*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

-more-
- 8 -

	Total Year
	2003	2002
Net cash provided by operating activities	$181.5	$257.1
Purchases of capital assets	(22.0)	(40.7)
Cash dividends paid to sharesholders	(80.5)	(92.9)

Free cash flow	$79.0	$123.5

DELUXE CORPORATION SEGMENT INFORMATION (DOLLARS IN MILLIONS)

	(Unaudited)
	Fourth Quarter 2003	Fourth Quarter 2002
Revenue:
Financial Services	$163.9	$175.9
Direct Checks	72.6	74.2
Business Services	64.0	56.7

Total	$300.5	$306.8

Operating income:
Financial Services	$25.3	$33.7
Direct Checks	21.1	27.8
Business Services	22.3	19.5

Total	$68.7	$81.0

	Total Year 2003	Total Year 2002

Revenue:
Financial Services	$691.1	$754.0
Direct Checks	304.2	310.9
Business Services	246.8	219.1

Total	$1,242.1	$1,284.0

Operating income:
Financial Services	$139.3	$181.0
Direct Checks	99.8	92.4
Business Services	79.8	71.5

Total	$318.9	$344.9

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

# # #